Exhibit 99.1

For Immediate Release

Choice Hotels: Hank Nathan

Tel: 301-592-6619

Email: Hank.Nathan@ChoiceHotels.com

CHOICE HOTELS COMPLETES ACQUISITION OF WOODSPRING SUITES BRAND AND FRANCHISE BUSINESS

ROCKVILLE, Md. (February 1, 2018) – Choice Hotels International, Inc. (NYSE: CHH), one of the world’s largest hotel companies, completed its acquisition of the brand and franchise business of WoodSpring Suites, an extended-stay lodging brand, from WoodSpring Hotels LLC. The acquisition was announced on December 18, 2017, and adds nearly 240 extended-stay hotels in 35 states to the Choice Hotels portfolio, creating an extended-stay portfolio of more than 350 properties with existing brands, MainStay Suites and Suburban Extended Stay.

WoodSpring Suites highlights include:

•	The nation’s fastest growing economy extended-stay hotel brand with a demonstrated ability to expand its franchisee base.

•	Experienced 21 percent RevPAR growth and 48 percent Gross Room Revenue (GRR) growth over the last three years.

•	Increased net units by more than 25 percent since 2014 with nearly 20 properties currently under construction, and additional new market opportunities identified for continued growth.

•	A focus on new construction, resulting in a portfolio of hotels that, on average, were built within the last seven years.

“I’m thrilled to officially welcome the WoodSpring Suites brand and its franchisees and owners to the Choice family. WoodSpring developers represent some of the best in the nation, and we look forward to introducing them to Choice’s powerful platform of technology and resources, helping to create further return on their investments,” said Patrick Pacious, president and CEO, Choice Hotels. “Choice has a strong pipeline for its new construction brands, including Cambria, Sleep Inn, MainStay, and Comfort, and this acquisition offers another new construction brand for our growth-oriented developer community. More importantly, the acquisition enables us to incorporate best practices from WoodSpring’s proven model across our extended-stay brands, and further strengthens Choice’s position as a leader in both hospitality and franchising.”

Transaction Details

Choice Hotels acquired the WoodSpring Suites brand, including franchise operations, marketing and development, for $231 million, subject to customary closing adjustments. The acquisition was funded with a combination of cash on hand and borrowings under Choice’s existing credit facility. The acquisition is expected to be accretive to financial performance in 2018, excluding one-time transaction and integration costs. Choice’s acquisition of WoodSpring constitutes an asset purchase for U.S. tax reporting purposes, and, as a result, the company expects to realize tax benefits that would lower the effective purchase price.

WoodSpring represents an asset-light franchise business with market leading capabilities that complements Choice’s existing extended stay business and serves a range of guests, from business travelers in need of temporary corporate accommodations to people seeking short-term lodging during relocation. The WoodSpring hotel management operations will remain a separate company and be renamed Nationwide Hotel Management Company LLC. A private real estate fund sponsored by Brookfield Asset Management Inc. simultaneously completed its purchase of over 100 company-owned hotels from WoodSpring. In addition to the current portfolio, the partnership is expected to serve as a source of future growth for the brand and Choice Hotels. The transaction was announced and effectively closed within a 45-day period.

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About Choice Hotels

Choice Hotels International, Inc. (NYSE: CHH) is one of the world’s largest hotel companies. With over 6,500 hotels franchised in more than 40 countries and territories, Choice Hotels International represents more than 500,000 rooms around the globe. As of September 30, 2017, over 800 hotels were in our development pipeline. Our company’s Ascend Hotel Collection®, Cambria® Hotels, Comfort Inn®, Comfort Suites®, Sleep Inn®, Quality®, Clarion®, MainStay Suites®, WoodSpring Suites®, Suburban Extended Stay Hotel®, Econo Lodge®, Rodeway Inn®, and Vacation Rentals by Choice Hotels® brands provide a spectrum of lodging choices to meet guests’ needs. With more than 35 million members, our Choice Privileges® rewards program enhances every trip a guest takes, with benefits ranging from instant, every day rewards to exceptional experiences, starting right when they join. All hotels and vacation rentals are independently owned and operated. Visit us at www.choicehotels.com for more information.

Forward Looking Statement

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, our use of words such as “expect,” “estimate,” “believe,” “anticipate,” “should,” “will,” “forecast,” “plan,” “project,” “assume” or similar words of futurity identify such forward-looking statements. These forward-looking statements are based on management’s current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to management. Such statements may relate to projections of the performance of Choice Hotels and WoodSpring as well as the growth of WoodSpring and the other brands owned by Choice Hotels, the impact of the acquisition of WoodSpring on the financial performance of Choice Hotels and the tax benefits that may be realized as a result of the WoodSpring acquisition, among other matters. We caution you not to place undue reliance on any such forward-looking statements. Forward-looking statements do not guarantee future performance and involve known and unknown risks, uncertainties and other factors. Several factors could cause actual results, performance or achievements of the company to differ materially from those expressed in or contemplated by the forward-looking statements. Such risks include, but are not limited to, changes to general, domestic and foreign economic conditions; foreign currency fluctuations; operating risks common in the lodging and franchising industries; changes to the desirability of our brands as viewed by hotel operators and customers; changes to the terms or termination of our contracts with franchisees; our ability to keep pace with improvements in technology utilized for marketing and reservations systems and other operating systems; our ability to grow our franchise system; exposure to risks related to our hotel development and financing activities; fluctuations in the supply and demand for hotel rooms; our ability to realize anticipated benefits from acquired businesses; the level of acceptance of alternative growth strategies we may implement; operating risks associated with our international operations; the outcome of litigation; and our ability to manage our indebtedness. These and other risk factors are discussed in detail in the company’s filings with the Securities and Exchange Commission including our annual report on Form 10-K for 2016 and our quarterly reports filed on Form 10-Q. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

©2018 Choice Hotels International, Inc. All rights reserved.

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